EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Deckers Outdoor Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-113237 and 333-120717) and Form S-8 (Nos. 333-139874 and Nos. 333-207894) of Deckers Outdoor Corporation of our reports dated May 30, 2017, with respect to the consolidated balance sheets of Deckers Outdoor Corporation and subsidiaries as of March 31, 2017 and 2016, and the related consolidated statements of comprehensive income (loss), stockholders' equity and cash flows for the years ended March 31, 2017, 2016 and 2015, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2017, which reports appear in the March 31, 2017 annual report on Form 10-K of Deckers Outdoor Corporation.

/s/ KPMG LLP

Los Angeles, California
May 30, 2017